Exhibit 99.1
T-3 Energy Services, Inc. Announces Third Quarter 2010 Earnings
HOUSTON, TEXAS, (GLOBE NEWSWIRE) – October 28, 2010. T-3 Energy Services, Inc. (NASDAQ:TTES) reported that third quarter 2010 income from continuing operations increased to $4.5 million, or $0.34 per diluted share, compared to $3.3 million, or $0.25 per diluted share for the second quarter.
Revenues for the third quarter of 2010 increased 12% to $54.1 million, up from $48.4 million in the second quarter. During the quarter, pricing remained flat. North American activity accounted for 73% of total revenues during the quarter. Our pressure control group, or PCG, product line revenues increased 11% to $35.8 million, compared with $32.4 million in the second quarter. In that product line, onshore revenues increased to 66% of total revenues, up from 60% in the prior quarter. Our wellhead and production systems group, or WPS, product line revenues increased 11% to $14.3 million, compared with $12.9 million in the second quarter. Our pipeline valve, or PVS, product line revenues increased 31% to $4.0 million, compared with $3.1 million in the second quarter.
Gross profit margins for the third quarter of 2010 were 34.4%, compared with 35.8% for the second quarter. Our PCG product line gross margin was 37.4%, compared with 39.9% in the second quarter, due to a less favorable product mix. Our WPS product line gross margin was 26.3%, compared with 23.9% in the second quarter, due to an increase in higher-margin service work. Our PVS product line gross margin was 31.8%, compared to 36.6% in the second quarter, due to a less favorable product mix.
Selling, general and administrative expense for the third quarter of 2010 was $13.1 million, compared to $12.7 million in the second quarter, primarily due to a $0.4 million increase in stock-based compensation. The company incurred minimal costs related to the proposed merger with Robbins & Myers during the quarter.
Equity in earnings of unconsolidated affiliates was $437,000 for the third quarter of 2010, compared with $458,000 in the second quarter.
Operating income for the third quarter of 2010 increased 17% to $5.9 million, compared with $5.0 million in the second quarter. At PCG, operating income increased 7% to $8.1 million, compared with $7.5 million in the second quarter, a 16% incremental margin. WPS operating income increased 201% to $0.8 million, compared with $0.3 million in the second quarter, a 40% incremental margin. PVS operating income increased 13% to $0.7 million, compared with $0.6 million in the second quarter, an 8% incremental margin.
Income tax expense for the third quarter of 2010 was $1.4 million compared to $1.6 million in the second quarter. Our effective tax rate was 23.7% for the third quarter of 2010, compared to 33.2% in the second quarter, primarily due to an increase in benefits relating to tax positions taken in prior years that were realized as a result of the expiration of statute of limitations as well as benefits related to the filing of prior year tax returns.
Our accounts receivable balances increased $5.4 million sequentially in conjunction with higher revenues. Our inventories increased $6.5 million sequentially as we continue to add stock for anticipated book-and-ship orders as well as for orders in our September 30, 2010 backlog, which stands at $51.7 million, a 23% increase from $42.1 million at June 30, 2010.
Steve Krablin, T-3’s Chairman, President and Chief Executive Officer commented, “After years of success, we are excited for T-3 to be entering the next phase of company growth with the announced merger with Robbins & Myers. For us, this merger accelerates a number of our strategic goals and helps us gain expertise in important areas. The transaction creates a larger and more diverse company with a more comprehensive product offering and a larger sales and service footprint. Importantly, the combined company will have more critical mass in international markets and will offer a number of consumable products that tend to have a shorter life than the capital goods we currently sell to our customers. While the companies’ product lines are generally complementary, we believe the combined company will benefit from sharing engineering, manufacturing, sales and technological expertise. Financially, the combined company will have greater flexibility and borrowing capacity to help fund future growth. Overall, we think this offers good value and opportunity for our shareholders.
“Specifically at T3, we were pleased during this quarter to continue to see the recovery across our business lines where our quarterly bookings sequentially increased 25% to $63.6 million, which is their highest level in more than two years. Going forward, we believe that despite the continuing uncertainties over potential new rules and regulations for Gulf Coast offshore drilling, we will continue to see an increase in demand for our pressure control equipment and for the servicing of existing equipment. We intend to continue to deliver improving operating results while we focus on growing value and completing a successful merger.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Additional Information
In connection with the proposed merger, Robbins & Myers, Inc. (“R&M”) and T-3 Energy Services, Inc. (“T-3”) intend to file documents relating to the merger with the SEC, including a registration statement of R&M, which will include a joint proxy statement of R&M and T-3. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT R&M,

T-3 AND THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the registration statement and the joint proxy statement/prospectus (when they are available) and other documents containing information about R&M and T-3, without charge, at the SEC’s web site at www.sec.gov. Copies of R&M’s SEC filings also may be obtained for free by directing a request to Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440, +1-(937) 458-6600. Copies of T-3’s SEC filings also may be obtained for free by directing a request to T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054, +1-(713) 996-4110.
Participants in the Solicitation
R&M and T-3 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the proposed merger. Information about these persons can be found in R&M’s Annual Report on Form 10-K for its fiscal year ended August 31, 2009, as filed with the SEC on October 26, 2009, R&M’s proxy statement relating to its 2010 Annual Meeting of Shareholders, as filed with the SEC on December 4, 2009, T-3’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 30, 2010, and T-3’s Current Report on Form 8-K filed with the SEC on June 16, 2010. These documents can be obtained free of charge from the sources indicated above. Additional information about the special interests of these persons in the proposed merger will be included in the registration statement and the joint proxy statement/prospectus to be filed with the SEC in connection with the proposed merger.
Forward-Looking Statements
Statements set forth in this communication that are not historical facts, including statements regarding potential future revenues, bookings, cash flow, backlog, growth, business trends and prospects, future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to shareholders, future economic and industry conditions, the proposed merger (including its benefits, results, effects and timing), the attributes of T-3 as a subsidiary of R&M and whether and when the transactions contemplated by the merger agreement will be consummated, are “forward-looking” statements within the meaning of the federal securities laws. Whenever possible, T-3 has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected”, “anticipate”, “should” and similar phrases. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the companies’ control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: the failure of the shareholders of R&M or the stockholders of T-3 to approve the merger; satisfaction of the conditions to the closing of the merger (including the receipt of regulatory approvals; potential uncertainties regarding market acceptance of the combined company; uncertainties as to the timing of the merger; competitive responses to the proposed merger; costs and difficulties related to integration of T-3’s businesses and operations; delays, costs and difficulties relating to the proposed merger; the inability to or delay in obtaining cost savings and synergies from the merger; inability to retain key personnel; change in the overall demand for and pricing of T-3’s or R&M’s products; changes in the demand for or price of oil and/or natural gas, which has been significantly impacted by the worldwide recession and the worldwide financial and credit crisis; changes in the level of oil and natural gas exploration and development; a significant decline in capital expenditures; the ability to realize the benefits of restructuring programs; increases in competition; changes in the availability and cost of raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and performance in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our businesses; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; decline in the market value of R&M’s pension plan investment portfolios; and other important risk factors discussed more fully in R&M’s and T-3’s reports on Form 10-K for the years ended August 31, 2009 and December 31, 2009, respectively; their respective recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; their joint proxy statement/prospectus to be filed with the Securities and Exchange Commission (SEC); and other reports filed by them from time to time with the SEC. Neither R&M nor T-3 undertakes any obligation to revise or update publicly any forward-looking statements for any reason.

Contact:	James M. Mitchell Senior Vice President and Chief Financial Officer 713-996-4118

T-3 ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009
Revenues:
Products	$41,541	$39,098	$39,630	$117,803	$141,645
Services	12,550	8,392	8,803	29,723	24,379

	54,091	47,490	48,433	147,526	166,024

Cost of revenues:
Products	28,501	25,819	26,032	78,663	90,226
Services	7,004	5,049	5,066	17,277	14,488

	35,505	30,868	31,098	95,940	104,714

Gross profit	18,586	16,622	17,335	51,586	61,310

Selling, general and administrative expenses	13,122	12,876	12,745	38,824	44,422

Equity in earnings of unconsolidated affiliates	437	359	458	1,001	912

Income from operations	5,901	4,105	5,048	13,763	17,800

Interest expense	(147)	(159)	(175)	(489)	(641)

Other income, net	121	1,234	75	258	1,484

Income from continuing operations before provision for income taxes	5,875	5,180	4,948	13,532	18,643

Provision for income taxes	1,393	1,101	1,643	3,765	5,856

Income from continuing operations	4,482	4,079	3,305	9,767	12,787

Income from discontinued operations, net of tax	—	—	76	76	—

Net income	$4,482	$4,079	$3,381	$9,843	$12,787

Basic earnings per common share:
Continuing operations	$.34	$.32	$.25	$.75	$1.01

Discontinued operations	$—	$—	$.01	$.01	$—

Net income per common share	$.34	$.32	$.26	$.76	$1.01

Diluted earnings per common share:
Continuing operations	$.34	$.32	$.25	$.74	$1.00

Discontinued operations	$—	$—	$.01	$.01	$—

Net income per common share	$.34	$.32	$.26	$.75	$1.00

Weighted average common shares outstanding:
Basic	13,136	12,811	13,022	13,025	12,660

Diluted	13,255	12,887	13,195	13,181	12,758

T-3 ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	September 30,	June 30,	December 31,
	2010	2010	2009
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,720	$7,833	$11,747
Accounts receivable – trade, net	38,159	32,713	28,450
Inventories	68,945	62,412	53,689
Deferred income taxes	3,660	3,114	2,485
Prepaids and other current assets	4,259	6,516	7,311

Total current assets	121,743	112,588	103,682

Property and equipment, net	49,755	49,093	49,353
Goodwill, net	88,871	88,699	88,779
Other intangible assets, net	30,260	30,877	32,091
Other assets	6,129	5,699	5,916

Total assets	$296,758	$286,956	$279,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable – trade	$17,642	$15,166	$17,213
Accrued expenses and other	13,382	12,138	14,359
Current maturities of long-term debt	—	—	—

Total current liabilities	31,024	27,304	31,572

Long-term debt, less current maturities	—	—	—
Other long-term liabilities	746	959	1,144
Deferred income taxes	8,692	8,710	8,009

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 13,338,861, 13,337,819 and 13,038,143 shares issued and outstanding at September 30, 2010, June 30, 2010 and December 31, 2009	13	13	13
Warrants, 8,595, 10,157 and 10,157 issued and outstanding at September 30, 2010, June 30, 2010 and December 31, 2009	17	20	20
Additional paid-in capital	188,260	186,835	181,115
Retained earnings	66,044	61,562	56,201
Accumulated other comprehensive income	1,962	1,553	1,747

Total stockholders’ equity	256,296	249,983	239,096

Total liabilities and stockholders’ equity	$296,758	$286,956	$279,821